Exhibit 99.1

        C. Edward Chaplin to Become Chief Financial Officer of MBIA;
Outside Director and Treasurer of Prudential Financial To Assume Role June 26

    ARMONK, N.Y.--(BUSINESS WIRE)--May 30, 2006--MBIA Inc. (NYSE:MBI) today announced that C. Edward "Chuck" Chaplin, senior vice president and treasurer of Prudential Financial Inc., and a member of MBIA Inc.'s Board of Directors since 2002, will join MBIA as chief financial officer, vice chairman of MBIA Insurance Corporation and a member of the Executive Policy Committee, effective June 26. In connection with his becoming CFO, Mr. Chaplin has resigned as a director of MBIA Inc.
    Nicholas Ferreri, MBIA's current chief financial officer, is leaving the Company for personal reasons but will stay on to assist in the transition. Mr. Ferreri's departure is unrelated to the ongoing regulatory investigations of the Company.
    Gary Dunton, MBIA chief executive officer, said, "Chuck has been an important contributor to our Board, and he brings significant financial industry experience and expertise to this leadership position. We thank Nick for his contributions to MBIA over the past nine years, and wish him well in his future endeavors."
    Mr. Chaplin is a Chartered Financial Analyst who has been with Prudential since 1983 and is currently responsible for capital and liquidity management, corporate finance, and banking and cash management. He is a member of Prudential's Financial Controls Committee, a management group supervising capital commitments, balance sheet and legal entity structure, and a member of the Investment Oversight Committee of Prudential's employee benefit plans.
    Mr. Chaplin is a member of the Board of Overseers of Rutgers University and of the Executive Leadership Council, a business group promoting workplace diversity. He holds a B.A. degree from Rutgers College and an M.A. degree from Harvard University.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Michael Ballinger, 914-765-3893